Exhibit 23.1



The Board of Directors
Southern Financial Bancorp, Inc.


We consent to the use of our report dated February 2, 1999, with respect to the consolidated balance sheets of Southern Financial Bancorp, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, and to the reference to our firm under the heading "Accountants" in the Prospectus.


                                                  /s/ KPMG LLP


Richmond, Virginia
January 10, 2000